Exhibit 12

                        INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES
                          Computation of Ratio of Earnings to Fixed Charges
                                          (dollars in thousands)


                                                                        Years Ended
                                                February 29, February 28, February 28, February 28, February 29,
                                                    1996         1995         1994         1993        1992

Earnings (loss) before income taxes and
  cumulative effect of accounting change (1)        $27,754      $71,739     $(12,717)     $64,331     $ 69,477

Plus:  Fixed charges (2)                             30,153       25,490       22,604       24,550       32,228
Less:  Capitalized interest                            (128)        (317)        (746)      (1,144)      (1,294)

Earnings available to cover fixed charges           $57,779      $96,912     $  9,141      $87,737     $100,411

Ratio of earnings to fixed charges(3)                  1.92         3.80          .40         3.57         3.12



(1) Earnings (loss) before income taxes have been adjusted to reflect income received (but not undistributed amounts) from less-than-fifty-percent- owned persons. Earnings (loss) before income taxes have also been adjusted to exclude losses from less-than-fifty-percent-owned persons.


(2) Fixed charges consist of the following:

                                                                        Years Ended
                                                February 29,  February 28, February 28, February 28, February 29,
                                                    1996          1995         1994         1993        1992
                                                -----------   -----------  -----------  -----------  -----------
       Interest expense, gross                     $20,452       $16,287       $13,181      $14,592      $21,573
       Rentals (Interest factor)                     9,701         9,203         9,423        9,958       10,655

        Total                                      $30,153       $25,490       $22,604      $24,550      $32,228



(3) For the year ended February 28, 1994, earnings were inadequate to cover fixed charges. The deficiency was $13,463 for fiscal 1994. The deficiency was the result of unusual items which are described in Note 4 to the consolidated financial statements. Exclusive of these unusual items, the ratio of earnings to fixed charges would have been 3.50 for the year ended February 28, 1994.